Exhibit 10.1

AMENDMENT NO. 1 TO ASSIGNMENT,

PURCHASE AND ASSUMPTION AGREEMENT

THIS AMENDMENT NO. 1 TO ASSIGNMENT, PURCHASE AND ASSUMPTION AGREEMENT, dated as of August 16, 2012 (this “Amendment”), is by and between First Niagara Bank, National Association, a national banking association with its principal office in Buffalo, New York (“Assignor”), and Five Star Bank, a New York State chartered bank with its principal office in Warsaw, New York (“Purchaser”).

RECITALS

WHEREAS, Assignor entered into the Purchase and Assumption Agreement dated as of July 30, 2011 (the “Primary Purchase Agreement”) by and among HSBC Bank USA, National Association, a national banking association (“HSBC”), HSBC Securities (USA) Inc., a Delaware corporation (“HSI”), and HSBC Technology & Services (USA) Inc., a Delaware corporation (“HTSI” and collectively with HSBC and HSI, the “HSBC Sellers”) and Assignor;

WHEREAS, pursuant to, and on the terms and conditions set forth in, the Primary Purchase Agreement, (i) Assignor agreed to purchase from the HSBC Sellers, and the HSBC Sellers agreed to sell to Assignor, those assets identified and defined in the Primary Purchase Agreement as the “Purchased Assets” and referred to and defined in the Primary Purchase Agreement and in this Amendment as the “Primary Purchased Assets” and (ii) the HSBC Sellers agreed to transfer to Assignor, and Assignor agreed to assume, those liabilities and obligations identified and defined in the Primary Purchase Agreement as the “Assumed Liabilities” and referred to and defined in the Primary Purchase Agreement and in this Amendment as the “Primary Assumed Liabilities”;

WHEREAS, the Primary Purchase Agreement permits Assignor, on the terms and conditions set forth therein, to assign its right to purchase a portion of the Primary Purchased Assets and its obligations to assume the related portion of the Primary Assumed Liabilities to a third party purchaser;

WHEREAS, Assignor and Purchaser entered into an Assignment, Purchase and Assumption Agreement dated as of January 19, 2012 (the “APA Agreement”);

WHEREAS, pursuant to, and on the terms and conditions set forth in, the APA Agreement, Assignor assigned its right to purchase a portion of the Primary Purchased Assets and its obligations to assume the related portion of the Primary Assumed Liabilities to Purchaser, and Purchaser agreed to acquire such portion of the Primary Purchased Assets and to assume the related portion of the Primary Assumed Liabilities, on the terms and conditions set forth in the APA Agreement; and in a letter dated January 19, 2012 addressed to Assignor, the HSBC Sellers consented to such assignment, subject to the terms of such consent and to the rights of the HSBC Sellers to consent to any future amendment of the APA Agreement, as provided in Section 14.1 thereof;

WHEREAS, Assignor and the HSBC Sellers amended the Primary Purchase Agreement pursuant an Amendment dated April 30, 2012 (the “First Amendment”) among Assignor and the HSBC Sellers;

WHEREAS, Assignor and the HSBC Sellers amended and restated the Primary Purchase Agreement, as amended by the First Amendment, pursuant to the Purchase and Assumption Agreement among Assignor and the HSBC Sellers, as amended and restated as of May 17, 2012 (the “Restated Primary Purchase Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, Assignor and Purchaser desire to amend the APA Agreement on the terms set forth in this Amendment, subject to the consent of the HSBC Sellers in accordance with Section 14.1 of the APA Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties, intending to be legally bound, agree as follows:

1. Defined Terms.

(a) Except as otherwise expressly provided in this Amendment, terms used in this Amendment as defined terms have the respective meanings assigned to them in the APA Agreement.

(b) The term “Assumed Deposits” in Section 1.1 of the APA Agreement is hereby amended and restated to read as follows: “Assumed Deposits” shall mean deposits (as defined in 12 U.S.C. § 1813(l)) that are held by HSBC or any of its Subsidiaries in connection with the Transferred Business, including demand deposits, savings accounts, money market deposit accounts, mutual fund and reserve fund sweep accounts, negotiable order of withdrawal accounts, certificates of deposit, deposits acquired through the telephone or the internet or other electronic media and, subject to Section 7.11, IRA, Employee Pension Plan and Keogh accounts, including any debit accounts related thereto, in each case, that are listed on Schedule 1.1(a) (as updated pursuant to Section 7.12), excluding: (i) structured deposits; (ii) brokered deposits; (iii) unclaimed deposits subject to unclaimed property statute/escheatment; (iv) deposits constituting money orders, certified and official checks and other items in the process of clearing; (v) deposits by state, county and municipal government agencies and authorities; and (vi) deposits that constitute Excluded Deposits.

(c) The term “Categorized Customer” is added to Section 1.1 of the APA Agreement and shall have the meaning specified in Exhibit 8.10 attached to this Amendment and added as Exhibit 8.10 to the APA Agreement.

(d) The term “Credit Documents” in Section 1.1 of the APA Agreement is hereby amended and restated to read as follows: “Credit Documents” shall mean all credit support, reimbursement agreements and related documents (including, but not limited to, any collateral documents) related to the Letters of Credit and all documents evidencing or securing a Purchased Loan or In-Process Loan in the possession of HSBC or its Subsidiaries (regardless of where located, including in file or imaging systems of HSBC or its Subsidiaries), including, without limitation, all original notes, reimbursement agreements, security agreements, deeds of trust, mortgages, loan agreements, and corresponding reports, certifications and disclosures required by Applicable Law, guarantees, sureties and insurance policies (including title insurance policies), applications and credit information, financial information, insurance information, signature cards, all information on obligors and borrowers and guarantors, taxpayer identification number certifications and records relating thereto, and all modifications, waivers and consents relating to any of the foregoing.

(e) The term “Designated Loan Losses” is added to Section 1.1 of the APA Agreement and shall mean any Losses, including but not limited to, enforcement and collection costs and expenses and any amounts not recovered by the holder of a Designated Purchased Loan under a Designated Purchased Loan after the due date thereof, in each case arising out of, related to or resulting from, the failure of Assignor to deliver (or to cause the HSBC Sellers to deliver) an accurate original or copy of the relevant promissory note, together with any and all amendments thereto.

(f) The term “Designated Purchased Loan” is added to Section 1.1 of the APA Agreement and shall mean each Purchased Loan for which the applicable Seller Entity does not timely deliver to Purchaser, in accordance with Section 8.3(c) of the Restated Primary Purchase Agreement, an accurate original or copy of the relevant promissory note, together with any and all amendments thereto.

(g) The term “Eligible Customer” is added to Section 1.1 of the APA Agreement and shall mean (i) a Banking Center Customer whose primary mailing address is located in Westchester County or (ii) a Banking Center Customer who is designated by the HSBC Sellers’ internal classification system as a “Premier International” customer and who is registered for the HSBC Sellers’ “Global View/Global Transfer” functionality or who is registered on the HSBC Sellers’ “Global Customer Directory.”

(h) The term “Excluded Deposits” in Section 1.1 of the APA Agreement is hereby amended and restated to read as follows: “Excluded Deposits” shall mean any and all deposits of HSBC and its Affiliates that are not Assumed Deposits, including, but not limited to: (i) any proprietary deposits of HSBC or any of its Affiliates booked at the Banking Centers, (ii) any deposits associated with the Retained Businesses (including deposits booked at the Banking Centers), (iii) deposits acquired through the telephone or the internet or other electronic media from Persons with primary addresses located in the Designated Footprint that are not Banking Center Customers, (iv) any deposits that become Excluded Deposits pursuant to Section 7.11, (v) any deposits of Retained Employees, (vi) deposits that, as of the date that is three (3) Business Days prior to the Closing Date, are subject to a legal hold or levy, including those holds or levies placed on such deposits as a result of an attachment, garnishment, in-arrears child support order and other legal actions, (vii) deposits held in an account designated by HSBC’s internal classification system as a “Premier” deposit account if the relationship manager assigned to such deposit account is located in a branch of Seller other than a Banking Center and (viii) deposits of Banking Center Customers who (a) have a primary mailing address (based on the HSBC Sellers’ records) within a country listed on Schedule 1.1(p) or (b) have a primary mailing address (based on the HSBC Sellers’ records) outside the United States and not having a United States tax identification number recorded on the HSBC Sellers’ account records for such Banking Center Customer.

(i) The term “In-Process Loans” is added to Section 1.1 of the APA Agreement and shall mean all applications (and related documentation) for Loans from the HSBC Sellers that would otherwise constitute Purchased Loans if, pursuant to such applications, credit were extended, or the commitment to extend credit became legally binding, prior to the Closing Date, other than the Retained In-Process Loans. To avoid doubt, In-Process Loans shall not include applications for Student Loans, Loans to Retained Employees or Mortgage Loans guaranteed by the Veterans’ Administration or the Federal Housing Administration or for loans to HSBC or its Subsidiaries or any of their Affiliates.

(j) The term “Letter of Credit” in Section 1.1(a) of the APA Agreement is hereby amended and restated to read as follows: “Letter of Credit” shall mean letters of credit, including any standby letters of credit, issued by HSBC in connection with the Transferred Business, in each case that are listed on Schedule 2.1(b)(10); provided the Letters of Credit shall not include any letter of credit under which a draw has been made and which has not, within 60 days of such draw, been reimbursed by the customer.

(k) The term “Mortgage Loan” is added to Section 1.1 of the APA Agreement and shall mean a Loan secured by a first or second mortgage, any home equity loan or any home equity line of credit. References in the APA Agreement to “mortgage loan” or “mortgage loans” shall be construed to be references to a “Mortgage Loan” as defined in the preceding sentence.

(l) The term “Net Book Value” in Section 1.1 of the APA Agreement is hereby amended and restated to read as follows: “Net Book Value” shall mean the book value net of any associated allowance, reserve or other contra-asset account, as reflected in the applicable HSBC Seller’s books and records, determined in accordance with GAAP consistently applied; provided, however, that no Federal, state, local, or foreign income tax assets or tax liabilities shall be reflected; provided, further, that for purposes of the Closing Payment the Net Book Value of fixed assets shall reflect the depreciation of such fixed assets in accordance with GAAP, consistently applied, until the Closing Date, as if held-for-sale accounting treatment with respect to such fixed assets did not apply, regardless of the treatment of such fixed assets on the applicable HSBC Seller’s books and records.

(m) The term “Outside Date” in Section 1.1 of the APA Agreement is hereby amended and restated to read as follows: “Outside Date” shall mean August 31, 2012.

(n) The term “Repurchase Price” is added to Section 1.1 of the APA Agreement and shall mean, with respect to any Designated Purchased Loan, the unpaid principal balance of the Designated Purchased Loan plus accrued interest and penalties, if any, as reflected in Purchaser’s books and records; provided, however, that no Federal, state, local, or foreign income tax assets or tax liabilities shall be reflected; provided, further, that the treatment of the Designated Purchased Loans on the books and records of Purchaser shall be in a manner consistent with the treatment of other similar loans on the books and records of Purchaser.

(o) The term “Restricted Items” is added to Section 1.1 of the APA Agreement and shall have the meaning specified in Section 7.7 which shall be amended and restated to read as follows: “Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset, Assumed Agreement, Assumed Deposits or other Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of an HSBC Seller or its Subsidiaries thereunder or be contrary to Applicable Law (any item so restricted from transfer or assignment, a “Restricted Item”). If any such consent or approval is not obtained, Assignor will use commercially reasonable efforts to cause the HSBC Seller to use its reasonable best efforts (which shall not require Assignor or such HSBC Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure an arrangement reasonably satisfactory to Purchaser ensuring that Purchaser will receive the benefits under the agreement for which such consent is being sought following the Closing; provided, however, that Assignor shall have no obligation to obtain or to cause the HSBC Seller to obtain such consent or approval or to provide or cause an HSBC Seller to provide such an alternative arrangement other than the undertaking to use reasonable best efforts to obtain or provide the same as set forth in this Section 7.7 and Purchaser shall remain obligated to close the transactions contemplated herein, subject to the other provisions hereof, and, shall have no remedy for failure of Assignor or the HSBC Seller to obtain any such consent or approval or to provide any such alternative arrangement.”

(p) The term “Retained Businesses” in Section 1.1(a) of the APA Agreement is hereby amended and restated to read as follows: “Retained Businesses” shall mean the following businesses (wherever conducted by HSBC and its Affiliates, including within the Designated Footprint) and the current and future Relationships associated therewith: (i) the Middle-Market and Large Corporate Banking Business, (ii) the Private Banking Business, (iii) the Student Loan Business, (iv) the Direct Banking Business, and (v) the business of providing Banking Related Services to Categorized Customers and Eligible Customers whose Relationships are excluded from the Transferred Business pursuant to the processes referred to in Section 8.10. “Retained Businesses” shall also include the business of providing other financial services (including Banking Related Services) to customers of such Retained Businesses and their Related Persons.

(q) The term “Retained In-Process Loans” is added to Section 1.1 of the APA Agreement and shall mean all applications (and related documentation) for Mortgage Loans, including the potential Mortgage Loan associated therewith, that have been submitted to the HSBC Sellers after July 31, 2012.

2. Change to Purchased Assets and Excluded Assets. As used in the APA Agreement, Purchased Assets shall: (i) include In-Process Loans; (ii) shall not include Mortgage Loans originated with or guaranteed by the Veterans Administration or the Federal Housing Administration; and (iii) shall exclude books, records and other data primarily relating to the Excluded Assets or Excluded Liabilities. As used in the APA Agreement, Excluded Assets shall include the Retained In-Process Loans, the Letters of Credit and the Restricted Items.

3. Change to Section 2.1(a)(11): Section 2.1(a)(11) shall be amended and restated to read as follows: “all books, records and other data relating primarily to the Transferred Business, including all files (including suspicious activity reports to the extent permitted by Applicable Law), customer and supplier lists, mailing lists, accounting records, documentation or records primarily relating to the Transferred Business (other than those primarily relating to the Excluded Assets or Excluded Liabilities) or the administration of the Assumed Agreements and the Assumed Deposits, real property files with respect to Purchased Real Property and Real Property Leases (including lease documentation, maintenance records, plans and permits, to the extent in the possession of the HSBC Sellers or any of their respective Subsidiaries), catalogs, printed materials and all technical and other data relating to the Transferred Business other than (a) corporate minute books and, except for Forms W-8 and W-9 and similar tax forms provided to the HSBC Sellers or any of their respective Subsidiaries by customers of the Transferred Business, income tax records of the HSBC Sellers or any of their respective Subsidiaries, (b) personnel files and records and (c) books and records to the extent relating to accounts that have terminated prior to Closing; provided, however, that the HSBC Sellers and their respective Subsidiaries shall have the right to retain copies of all such books, records and other data that are part of the Purchased Assets to the extent reasonably necessary for, and solely for use in connection with, tax, regulatory, litigation or other legitimate, non-competitive purposes.”

4. Change to Closing Documents and Deliveries. If and solely to the extent that Section 8.3(c) of the Restated Primary Purchase Agreement results in a change to the timing of deliveries that would otherwise be made by the HSBC Sellers pursuant to Section 4.2(a)(7) of the APA Agreement, Purchaser consents to such change. Assignor shall upon Purchaser’s request use its commercially reasonable efforts to cause the HSBC Sellers to comply with Section 8.3(c) of the Restated Primary Purchase Agreement.

5. Change Regarding Letters of Credit.

(a) In recognition that Purchased Assets shall not include Letters of Credit: (i) Section 2.1(a)(9) of the APA Agreement is hereby amended and restated to read “Intentionally Omitted”; (ii) a new Section 2.1(b)(10) is hereby added to the APA Agreement, to read in its entirety as follows: “the Letters of Credit as set forth on Schedule 2.1(b)(10).”; (iii) the term “Assumed Agreements” in Section 1.1 of the APA shall not include Letters of Credit; (iv) the term “Assumed Letters of Credit” in Section 1.1 of the APA is hereby deleted; (v) a new Exhibit 8.4, in the form of Exhibit 8.4 attached to this Amendment, is hereby added to the APA Agreement; and (vi) Section 8.4 of the APA Agreement is hereby amended and restated to read as follows: “Assignor and Purchaser agree to enter into an agreement (the “Interim Processing Agreement”), in substantially the form attached hereto as Exhibit 8.4, on the Closing Date providing procedures with respect to the handling of the Letters of Credit and draws thereunder following the Closing Date. Purchaser agrees, and the Interim Processing Agreement shall provide, that following the Closing Date, Purchaser shall reimburse Assignor for any draws under the Letters of Credit that are honored by Assignor pursuant to Section 8.4 of the Primary Purchase Agreement. To provide for payment of Purchaser’s obligation under this Section 8.4 and the Interim Processing Agreement, if a reimbursement is not otherwise made pursuant to the terms of the Interim Processing Agreement, Purchaser shall issue in favor of Assignor an irrevocable standby letter of credit, in form and substance reasonably acceptable to Assignor (the “Stand-by Facility”), in an aggregate face amount equal to the maximum amount that may be drawn under the Letters of Credit associated with the Banking Centers (subject to any adjustments that may be provided in the Interim Processing Agreement). If reimbursement by Purchaser to Assignor pursuant to the Interim Processing Agreement is not received by the [second (2nd) Business Day] following Assignor’s request for reimbursement, Assignor shall be entitled to draw on the Stand-by Facility for any such unreimbursed amounts. On the Closing Date, Assignor shall cause HSBC to transfer and assign its rights under any Credit Documents related to the Letters of Credit associated with the Banking Centers transferred on the Closing Date. In the event that Assignor or the HSBC Sellers receive any reimbursements from customers under the Letters of Credit, Assignor shall, or shall cause the HSBC Sellers to, reasonably promptly transmit such amounts to Purchaser. Following the Closing Date, Assignor shall use commercially reasonable efforts to cause the HSBC Sellers not to renew any Letter of Credit that is scheduled to expire and to send a notification of non-renewal (notice period permitting) with respect to any Letter of Credit that is subject to “automatic” renewals. For clarity, Purchaser shall have no recourse against Assignor or the HSBC Sellers for repayment of amounts properly drawn under the Stand-by Facility except to the extent of any obligation to transmit reimbursements as provided above in this Section 8.4 or in the Interim Processing Agreement. Purchaser acknowledges that the HSBC Sellers shall retain all customer fees associated with the Letters of Credit that have been or that hereafter are paid to the HSBC Sellers. Assignor agrees to reasonably cooperate, and to use commercially reasonably efforts to cause the HSBC Sellers to reasonably cooperate, with Purchaser’s efforts, if any, to transfer any Letters of Credit after the Closing Date to Purchaser.”

(b) At the Closing Purchaser shall cause to be executed and delivered the Stand-By Facility and Interim Processing Agreement (as each of such terms is defined in Section 8.4 of the APA Agreement as amended and restated pursuant to this Amendment).

(c) At the Closing Assignor shall cause to be executed and delivered the Interim Processing Agreement (as such terms is defined in Section 8.4 of the APA Agreement as amended and restated pursuant to this Amendment).

6. Change to Section 7.1 of APA Agreement. The following sentence is hereby added at the end of Section 7.1(b) of the APA Agreement: “To the extent that such books, records and other data that are related to the Transferred Business relate to Banking Center Customers, Purchaser shall maintain such books, records and other data in accordance with its record retention policies, but in no event for a period less than seven (7) years from the Closing Date.”

7. Change to Section 7.9(a) of the Restated Primary Purchase Agreement. Purchaser consents to the amendment of Sections 7.9(a)(2), 7.9(d) and 7.9(e) and the addition of Section 7.9(a)(9) to the Restated Primary Purchase Agreement.

8. Verix Cash Advance Terminals. Purchaser agrees that the HSBC Sellers may remove Verix cash advance terminals from the Banking Centers at the HSBC Sellers’ sole expense; provided that if the removal occurs after the Closing Date, such removal will occur after normal business hours and in a manner so as not to unreasonably interfere with the operations of the applicable Banking Center.

9. Special Procedures for Categorized Customers. A new Section 8.10, captioned “Special Procedures for Categorized Customers” is hereby added to the APA Agreement and shall read as follows:

(a) The parties acknowledge that Assignor and the HSBC Sellers agreed to the process summarized in Exhibit 8.10 whereby the HSBC Sellers used their reasonable best efforts to identify Categorized Customers and afford such customer options as to where such customer’s eligible deposit and loan accounts will be maintained.

(b) Assignor agrees to use its reasonable best efforts, and to cause the HSBC Sellers to use their reasonable best efforts, to effect the valid election of any Categorized Customer who properly completed and returned a required “Transfer Exception Form” (or who confirmed their election orally with a customer service representative of the HSBC Sellers) by April 27, 2012, including, as applicable, on the Update Date and in connection with the delivery of any Final Closing Statement, adjusting Schedule 1.1(a) (Assumed Deposits), Schedule 1.1(h) (Purchased Overdrafts), Schedule 2.1(a)(6) (Purchased Loans), Schedule 2.1(a)(8) (CRA Assets) and Schedule 2.1(b)(10) (Letters of Credit) to reflect any applicable additions or removals of accounts of Categorized Customers.

10. Reactive Exclusion of Eligible Customers. If, prior to May 11, 2012, an Eligible Customer contacted an HSBC Seller and indicated that he or she would like to maintain his or her Relationship with the HSBC Sellers, Assignor shall cause the HSBC Sellers to take any actions it deems necessary to cause such Eligible Customer’s entire Relationship with the HSBC Sellers to be excluded from, as applicable, the Purchased Assets and Assumed Liabilities.

11. Designated Purchased Loans.

(a) Following the Closing Date, if at any time the principal of or interest on a Designated Purchased Loan shall have been due and unpaid by the obligor thereunder for sixty (60) days, Purchaser may, in its sole discretion, and no later than thirty (30) days after such Designated Purchased Loan becomes sixty (60) days past due (or, with respect to any Designated Purchased Loans that are sixty (60) days or more past due as of the date on which the Designated Purchased Loan Schedule is delivered, within thirty (30) days of such delivery date), notify the HSBC Sellers and Assignor that such Designated Purchased Loan has become sixty (60) days past due and present such Designated Purchased Loan to the HSBC Sellers for possible repurchase. Purchaser shall, upon the written request of the HSBC Sellers delivered to Purchaser not later than fifteen (15) days after being notified of such Designated Purchased Loan, sell such Designated Purchased Loan to the HSBC Sellers at the Repurchase Price of such Designated Purchaser Loan as of the date of such sale. If the HSBC Sellers elect to repurchase a Designated Purchased Loan, the parties agree to effect the repurchase as promptly as reasonably practical after such election. The parties agree to work in good faith to effect the intention of this Section 13 with a view towards minimizing Designated Loan Losses and other Losses. Within two (2) Business Days of the Closing Date, Assignor shall cause the HSBC Sellers to use reasonable best efforts deliver to Purchaser, for informational purposes only, a schedule (the “Designated Purchased Loan Schedule”) listing each of the Designated Purchased Loans transferred on the Closing Date.

(b) Clause (3) of Section 13.2(a) of the APA Agreement is hereby amended and restated to read as follows: “any of (i) the Excluded Liabilities, (ii) Liens that are not Permitted Liens, (iii) the conduct of the Retained Business after the Closing Date, (iv) the conduct of the Non-Assigned Transferred Business after the Closing or (v) any Designated Loan Losses.”

12. Notices. All notices, request, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission or telex confirmed in writing within two (2) Business Days, or sent by registered or certified mail, postage prepaid, as follows:

If to Purchaser to:	Peter G. Humphrey
President and Chief Executive Officer
Five Star Bank
220 Liberty Street
Warsaw, NY 14569
Facsimile: (585) 786-1108

With a copy to:	John L. Rizzo General Counsel Five Star Bank
220 Liberty Street Warsaw, NY 14569 Facsimile: (585) 786-1108

With an additional copy to:	James M. Jenkins, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place
Rochester, NY 14604 Facsimile: (585) 232-6500

If to Assignor:	First Niagara Bank 726 Exchange Street Suite 618
Buffalo, New York 14210 Fax: (716) 819-5158 Attention: Kristy Berner
First Vice President & Assistant General Counsel

With a copy to:	Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets
Philadelphia, PA 19103-2799 Fax: (215) 981-4750
Attention: Michael Friedman, Esq.

Any party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other parties in the manner provided above for giving notice.

13. Governing Law. The execution, interpretation, and performance of this Amendment shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York.

14. Third Party Beneficiaries. This Amendment shall not benefit or create any right or cause of action in or on behalf of any person other than Assignor and Purchaser, provided that the HSBC Sellers are express third party beneficiaries of this Amendment and shall have the right to enforce the provisions of this Agreement against any party hereto to the same extent as if they were a party to this Agreement but only to the extent the provisions sought to be enforced by the HSBC Sellers do not enlarge their rights or expand the obligations or liabilities of Assignor under the Restated Primary Purchase Agreement.

15. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Amendment may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

16. Headings. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment.

17. Ratification of APA Agreement. Except as expressly amended hereby, the APA Agreement continues in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date and year first above written.

ASSIGNOR: FIRST NIAGARA BANK, NATIONAL ASSOCIATION

By:	/s/ John R. Koelmel
Name: John R. Koelmel Title: President and Chief Executive Officer

PURCHASER: FIVE STAR BANK

By:	/s/ Peter G. Humphrey
Name: Peter G. Humphrey Title: President and Chief Executive Officer